As filed with the Securities and Exchange Commission on September 12, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Kraft Foods Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Virginia	36-3083135
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Three Lakes Drive Northfield, Illinois	60093-2753
(Address of Principal Executive Offices)	(Zip Code)

KRAFT FOODS GROUP, INC.

2012 PERFORMANCE INCENTIVE PLAN

(Full Title of the Plan)

Carol J. Ward, Esq.

Vice President and Corporate Secretary

Kraft Foods Group, Inc.

Three Lakes Drive

Northfield, Illinois 60093

(Name and Address of Agent for Service)

(847) 646-2000

(Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common stock, no par value	72,000,000	$6.46	$465,120,000	$53,302.75

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional and indeterminate number of shares of common stock as may become issuable by reason of stock dividends, stock splits or similar transactions.
(2)	In accordance with Rule 457(h) under the Securities Act, the maximum offering price per share has been estimated solely for the purpose of calculating the registration fee based on the estimated pro forma book value of the common stock on June 30, 2012, assuming a distribution ratio of one share of Kraft Foods Group, Inc. common stock for every three shares of Kraft Foods Inc. common stock, applied to the number of shares of Kraft Foods Inc. common stock outstanding as of August 27, 2012, the most recent practicable date.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which Kraft Foods Group, Inc. has filed with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference:

(a)	our Registration Statement on Form 10-12B (Registration No. 001-35491) initially filed with the Commission on April 2, 2012, as amended (the “Form 10”);

(b)	our Current Report on Form 8-K filed on August 31, 2012; and

(c)	the description of our capital stock provided under the heading “Description of Our Capital Stock” in the information statement attached as Exhibit 99.1 to the Form 10, together with any amendment or report filed with the Commission for the purpose of updating such description.

In addition, all documents that we may file in the future pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold will be deemed to be incorporated by reference in this Registration Statement. We will deem all of these documents to be a part of this Registration Statement from the respective dates of filing these documents.

We further regard any statement contained in a document that is incorporated by reference in this Registration Statement to be modified or superseded if this Registration Statement, or some other subsequently filed document that is also incorporated by reference in this Registration Statement, modifies or supersedes the statement. If this occurs, we regard the statement to be incorporated in this Registration Statement by reference only in the statement’s modified or superseded form.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Kraft Foods Group, Inc. is a Virginia corporation. The Virginia Stock Corporation Act (the “VSCA”) permits indemnification of a corporation’s directors and officers in a variety of circumstances, which may include indemnification for liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Sections 13.1-697 and 13.1-702 of the VSCA generally authorize a Virginia corporation to indemnify its directors and officers in civil or criminal actions if they acted in good faith and believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. Additionally, Section 13.1-704 of the VSCA provides that a Virginia corporation has the power to make any further indemnity to any director or officer, including under its articles of incorporation or any by-law or shareholder resolution, except an indemnity against their willful misconduct or a knowing violation of the criminal law. Kraft Foods Group’s amended and restated articles of incorporation require Kraft Foods Group to indemnify its directors, officers and other eligible persons to the full extent permitted by the VSCA.

Kraft Foods Group’s amended and restated articles of incorporation also provide that, to the full extent that the VSCA permits the limitation or elimination of the liability of directors, officers and other eligible persons, no director, officer or such eligible person of Kraft Foods Group shall be liable to Kraft Foods Group or its shareholders for monetary damages arising out of any transaction, occurrence or course of conduct. Section 13.1-692.1 of the VSCA permits the elimination of liability of directors and officers in any proceeding brought by or in the right of a corporation or brought by or on behalf of shareholders of a corporation, except for liability resulting from such persons having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law, including, without limitation, any unlawful insider trading or manipulation of the market for any security. Sections 13.1-692.1 and 13.1-696 to -704 of the VSCA are hereby incorporated by reference herein.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

4.1	Form of Amended and Restated Articles of Incorporation of Kraft Foods Group, Inc. (incorporated by reference to Exhibit 3.1 to the Form 10 filed with the Commission on July 17, 2012).

4.2	Form of Amended and Restated By-Laws of Kraft Foods Group, Inc. (incorporated by reference to Exhibit 3.2 to the Form 10 filed with the Commission on July 17, 2012).

4.3	Kraft Foods Group, Inc. 2012 Performance Incentive Plan.

5.1	Opinion of Hunton & Williams LLP.

23.1	Consent of Hunton & Williams LLP (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Northfield, State of Illinois, on September 12, 2012.

KRAFT FOODS GROUP, INC.

By:	/s/ Carol J. Ward
Carol J. Ward Vice President and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Irene B. Rosenfeld* Irene B. Rosenfeld	Director, President and Chief Executive Officer	September 12, 2012

/s/ Timothy R. McLevish* Timothy R. McLevish	Executive Vice President and Chief Financial Officer	September 12, 2012

/s/ Kim Harris Jones* Kim Harris Jones	Senior Vice President, Corporate Controller	September 12, 2012

/s/ Gerhard W. Pleuhs* Gerhard W. Pleuhs	Director	September 12, 2012

/s/ John C. Pope* John C. Pope	Director	September 12, 2012

/s/ W. Anthony Vernon* W. Anthony Vernon	Director	September 12, 2012

*By:	Carol J. Ward
As Attorney-in-Fact

EXHIBIT INDEX

4.1	Form of Amended and Restated Articles of Incorporation of Kraft Foods Group, Inc. (incorporated by reference to Exhibit 3.1 to the Form 10 filed with the Commission on July 17, 2012).

4.2	Form of Amended and Restated By-Laws of Kraft Foods Group, Inc. (incorporated by reference to Exhibit 3.2 to the Form 10 filed with the Commission on July 17, 2012).

4.3	Kraft Foods Group, Inc. 2012 Performance Incentive Plan.

5.1	Opinion of Hunton & Williams LLP.

23.1	Consent of Hunton & Williams LLP (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney.